Exhibit 5.1

May 2, 2016

Nicolet Bankshares, Inc.

111 N. Washington Street

Green Bay, Wisconsin 54301

Ladies and Gentlemen:

We have acted as Wisconsin counsel to you in connection with the preparation of a Post-Effective Amendment on Form S-8 to a Registration Statement on Form S-4 (the “Post-Effective Amendment”) to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 104,000 shares of common stock, $0.01 par value per share (the “Shares”), of Nicolet Bankshares, Inc., a Wisconsin corporation (the “Company”), issuable pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”).

We have examined: (a) the Plan and the Post-Effective Amendment, (b) the Company’s Amended and Restated Articles of Incorporation and Bylaws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

Godfrey & Kahn, S.C.